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                                                                    Exhibit 10.5

                          CENTENNIAL TECHNOLOGIES, INC.
                                  7 Lopez Road
                              Wilmington, MA 01887


                                                               November 20, 1998



Fleet National Bank
One Federal Street
Boston, MA  02110

Gentlemen:

     This letter agreement will set forth certain understandings between Centennial Technologies, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Revolving Loans and Term Loans (each as hereinafter defined) which may be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

     I. AMOUNTS AND TERMS

     1.1. REFERENCE TO DOCUMENTS. Reference is made to (i) that certain $3,500,000 face principal amount revolving promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, (ii) that certain $1,500,000 face principal amount term promissory note (the "Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, (iii) that certain Inventory, Accounts Receivable and Intangibles Security Agreement and that certain Supplementary Security Agreement
- Security Interest in Goods and Chattels, each of even date herewith, from the Borrower to the Bank (collectively, the "Security Agreement"), and (iv) collateral assignments and notices of collateral assignment (collectively, the "Intellectual Property Security Agreements") from the Borrower to the Bank relating to the Borrower's registered trademarks, patents and copyrights, if any.

     1.2. REVOLVING LOANS; REVOLVING NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to
Section 5.2 or Section 6.6; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving


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Amount (hereinafter defined) and (2) the Aggregate Revolving Bank Liabilities
(hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note. Overdue principal of the Revolving Loans and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute PRIMA FACIE evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

     1.3. REPAYMENT; RENEWAL OF REVOLVING LOAN FACILITY. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under Section 5.2(a) following an Event of Default. The Borrower may repay at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Revolving Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the revolving financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

     1.4. TERM LOANS; TERM NOTE. In addition to the foregoing, subject to the terms and conditions hereinafter in this letter agreement set forth, the Bank will make one or more loans (the "Term Loans") to the Borrower in an aggregate principal amount not to exceed $1,500,000. A Term Loan shall be made, no more than once per month (except that more than one Term Loan may be made in any month provided that each additional Term Loan in any one month is in an amount of at least $100,000), in order to finance costs of Qualifying Equipment acquired by the Borrower within the 30 days preceding the request for such Term Loan (except that the first Term Loan may include the costs of Qualifying Equipment acquired by the Borrower more than 30 days prior thereto but not more than 45 days prior to the date of this letter agreement), each such Term Loan to be in such amount as may be requested by the Borrower; provided that (i) no

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Term Loan will be made after the earlier of (A) October 31, 1999, or (B) the earlier termination of the within-described term loan facility pursuant to
Section 5.2 or Section 6.6; (ii) the aggregate original principal amounts of all Term Loans will not exceed $1,500,000; and (iii) no Term Loan will be in an amount more than 80% of the invoiced actual costs of the tangible property constituting the items of Qualifying Equipment with respect to which such Term Loan is made (excluding taxes, shipping, software, installation charges, training fees and other "soft costs"). Prior to the making of each Term Loan, and as a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment; (ii) such evidence as the Bank may reasonably require showing that the Qualifying Equipment has been delivered to and installed at the Borrower's Wilmington, MA premises, has become fully operational, has been paid for by the Borrower (or will be promptly so paid for from the proceeds of such Term Loan) and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) Uniform Commercial Code financing statements, if needed, reflecting the relevant Qualifying Equipment with respect to which such Term Loan is being made; and (iv) evidence satisfactory to the Bank that the Qualifying Equipment is fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee. The Term Loans will be evidenced by the Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans. The amount so noted shall constitute PRIMA FACIE evidence as to the amount owed by the Borrower with respect to principal of the Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Term Note.

     1.5. PRINCIPAL REPAYMENT OF TERM LOANS. The Borrower shall repay principal of the Term Loans in 36 equal consecutive monthly installments, commencing on November 1, 1999 and continuing on the first day of each month thereafter. Each such monthly installment of principal shall be in an amount equal to 1/36th of the aggregate principal amounts of the Term Loans outstanding at the close of business on October 31, 1999. In any event, the then outstanding principal balance of all Term Loans and all interest then accrued but unpaid thereon shall be due and payable in full on October 1, 2002. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of any Term Loan which constitutes a Floating Rate Term Loan; provided that on the date of such prepayment the Borrower pays all interest under the Term Note accrued on such Floating Rate Term Loan (or the portion thereof so prepaid) but unpaid to the date of payment. Subject to Section 1.8, the Borrower may prepay all or any portion of any Term Loan which is a COF Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each Term Loan (or portion thereof) so prepaid accrued to the date of prepayment, (iii) any voluntary prepayment with respect to any such COF Loan (if less than the then outstanding principal balance of such COF Loan) shall be in a principal amount of at least $100,000 and (iv) the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of Section 1.8. Any partial prepayment of principal of the Term Loans will be applied to installments of principal of the Term Loans thereafter coming due in inverse

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order of normal maturity. Amounts repaid or prepaid with respect to the Term
Loans are not available for reborrowing.

     1.6. INTEREST RATE FOR TERM LOANS. Except as otherwise provided below in this Section 1.6 or in the last sentence of Section 1.7, interest on the Term Loans will be payable at a rate per annum (the "Floating Rate") which shall at all times be equal to the sum of (i) three-quarters of one percent (0.75%) per annum PLUS (ii) the Prime Rate as in effect from time to time, with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective.

     Subject to the provisions of this Section 1.6, the Borrower may borrow any Term Loan as a COF Loan or may convert to a COF Loan all or any portion of any COF Loan then outstanding as a Floating Rate Term Loan; provided that in no event will the amount so borrowed as a COF Loan on any one date be less than $250,000 nor will the amount so converted to a COF Loan on any one date be less than $250,000. If the Borrower desires such a borrowing of a COF Loan or such a conversion of all or any portion of a Floating Rate Term Loan to a COF Loan, the Borrower will notify the Bank of same not less than two
Business Days prior to the proposed borrowing or conversion and will request that the Bank offer with respect to the relevant Term Loan (or portion thereof) a rate of interest which shall be fixed (subject to adjustment as provided in this letter agreement) for the period (a "Fixed Rate Period") commencing on the date of such borrowing or conversion and ending on the final maturity date of the relevant Term Loan (or such portion proposed to be so converted, as the case may be). Following such request for a fixed rate, the Bank will endeavor to offer a proposed COF Interest Rate for the relevant Term Loan to be borrowed or converted (or such portion proposed to be so converted, as the case may be) at a rate determined as provided below and under conditions determined by the Bank, in its sole discretion. The Borrower may elect to accept such offer in the manner and within the time period specified in such offer. Any such election shall be irrevocable on the part of the Borrower and any failure by the Borrower to borrow a Term Loan after electing a fixed rate will be deemed a prepayment in full of such Term Loan for the purposes of Section 1.8. Upon such election, the interest rate payable with respect to the relevant Term Loan (or such portion proposed to be so converted as the case may be) shall be fixed (subject to adjustment as provided in this letter agreement) for the relevant Fixed Rate Period and at the rate communicated by the Bank for this purpose as its proposed COF Interest Rate. Any proposed COF Interest Rate offered under this paragraph with respect to any Term Loan (or any such portion thereof) will be a rate per annum equal to the sum of (i) 3.5% per annum PLUS (ii) the COF Rate for the applicable Fixed Rate Period (expressed as a per annum rate); provided, however that the COF Interest Rate shall in no event exceed the maximum rate permitted by applicable law.

     The Borrower shall not have any claim against the Bank with respect to computation of any proposed COF Interest Rate. If the Borrower is dissatisfied with any proposed COF Interest Rate, the Borrower's sole remedy with respect thereto shall be not to accept such proposed COF Interest Rate within the applicable time period, and thus to cause interest on the relevant Term Loan to continue to be payable at the Floating Rate. Notwithstanding the foregoing provisions hereof, the Bank need not offer a proposed COF Interest Rate for any period of time with respect to which the Bank, in its reasonable discretion, determines that there are no recognized sources of

                                       -4-
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funding available to it for such time period or principal amount or that the cost of funds with respect thereto would be unreasonably high or if there then exists any Default or Event of Default.

     1.7. INTEREST PAYMENTS ON TERM LOANS. The Borrower will pay interest on the principal amount of the Term Loans outstanding from time to time, from the date hereof until payment of the Term Loans and the Term Note in full and the termination of this letter agreement. Interest on all Term Loans will be payable monthly in arrears on the first day of each month. In any event, interest on the Term Loans shall also be paid on the date of payment of the Term Loans in full. Interest on Floating Rate Term Loans shall be payable at the Floating Rate. The rate of interest payable on any COF Loan will be the COF Interest Rate applicable thereto. In any event, overdue principal of any Term Loan and, to the extent permitted by law, overdue interest on any Term Loan shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum PLUS (ii) the Prime Rate, compounded monthly and payable on demand.

     1.8. PREPAYMENT OF COF LOANS. The following provisions of this Section 1.8 shall be effective only with respect to COF Loans: As to any COF Loan, at any time when the Bank in its reasonable discretion determines that current market conditions can accommodate a prepayment request, the Borrower shall have the right (subject to the payment of the yield maintenance fee described below) to prepay such COF Loan. If, due to acceleration of the Term Note or due to voluntary or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of all or any portion of any installment of a COF Loan prior to the regularly scheduled due date for such installment, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the regularly scheduled due date of the COF Loan installment (or portion thereof) so prepaid shall be subtracted from the "cost of funds" component of the fixed rate for the relevant COF Loan. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the regularly scheduled due date of the COF Loan installment (or portion thereof) so prepaid. Said amount shall be reduced to present value calculated by using the number of days remaining until the regularly scheduled due date of the COF Loan installment (or portion thereof) so prepaid and by using the above-referenced United
States Treasury security rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the applicable COF Loan. Any acceleration of a COF Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such COF Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date.

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     1.9. INCREASED COSTS; CAPITAL ADEQUACY.

          (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (A) shall subject the Bank to any Imposition or other charge with respect to any COF Loan or the Bank's agreement to make COF Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any COF Loan or any other amounts due under this letter agreement in respect of COF Loans or the Bank's agreement to make or maintain COF Loans (except for changes in the rate of tax on the over-all net income of the
               Bank); or

               (B) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank any other condition affecting any COF Loans or the Bank's agreement to make COF Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any COF Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement and/or the Term Note and/or with respect to any COF Loan by an amount deemed by the Bank to be material, then, upon demand by the Bank and receipt of a Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank reasonably for such increased cost or reduction in amount received or receivable.

          (ii) If the Bank shall have determined that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to any Loan, any letter of credit and/or any Foreign Exchange Contract or with respect to any of its agreements hereunder to make Loans (all such Loans, whether or not subject to any COF

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          Interest Rate), issue letters of credit and issue Foreign Exchange
          Contracts to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank to be material: (A) the Bank shall promptly after its determination of such occurrence deliver a Bank Certificate with respect thereto to the Borrower; and
          (B) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will reasonably compensate for such reduction.

          (iii) A Bank Certificate of the Bank claiming compensation under this
          Section 1.9 shall be deemed PRIMA FACIE correct. Such certificate shall set forth the nature of the occurrence giving rise to such claim for compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

          (iv) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this
          Section 1.9.

     1.10. ADVANCES AND PAYMENTS. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for (i) working capital purposes and (ii) to fund investments in, or to form partnerships with, suppliers or other businesses complementary with the Borrower's business; provided that (1) all such investments and partnerships shall be subject to the restrictions contained in Sections 4.6 and 4.7 below, and (2) the aggregate amount advanced pursuant to this clause (ii) shall not exceed $500,000 without the prior written consent of the Bank, which consent shall not be unreasonably withheld. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment.

     The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.

     Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such

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payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank, in lawful money of the United States in immediately available funds, at its office at One Federal Street, Boston, MA 02110 or at such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied against the Loans and/or such obligations in such order as the Borrower may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term
Loans in inverse order of normal maturity). All interest and fees payable hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

     1.11. LETTERS OF CREDIT. At the Borrower's request, the Bank may, from time to time, in its reasonable discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Revolving Bank Liabilities will in no event exceed the lesser of (i) $3,500,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

     1.12. FOREIGN EXCHANGE CONTRACTS. Subject to the terms and conditions hereof, the Bank will from time to time, at the Borrower's request, provide to the Borrower one or more forward contracts ("Foreign Exchange Contracts") for the purchase by the Borrower of foreign currency from the Bank; provided that
(i) each such Foreign Exchange Contract will be at such pricing as the Bank and the Borrower may agree at the time of execution of such Foreign Exchange Contract, (ii) the documentation for each such Foreign Exchange Contract will be in such form as is then customarily used by the Bank for transactions of this type, (iii) the Foreign Exchange Contracts will be used by the Borrower to minimize its exposure to the fluctuation of the value of those foreign currencies in which payments are expected to be made to the Borrower by customers or in which the Borrower is required to make payments to suppliers,
(iv) the United States Dollar equivalent of all amounts subject to the Foreign Exchange Contracts will not exceed $2,000,000 in the aggregate, with a maximum two-day settlement requirement of $300,000, and (v) no such Foreign Exchange Contract will provide

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for delivery of currency after that date which is the earlier of (a) November
1, 1999 or (b) 90 days after the date of issuance of such Foreign Exchange Contract. The Bank agrees that the Borrower may make payment for any Foreign Exchange Contract by means of an advance under this letter agreement, all of which advances will be deemed Revolving Loans for all purposes of this letter agreement, will be subject to the terms of this letter agreement (including, without limitation, the limitations set forth in the first sentence of
Section 1.2 and the conditions to advance set forth in Section 1.13 below) and will be evidenced by the Revolving Note; provided, however, that any Revolving Loan made pursuant to this sentence will be repaid by the Borrower promptly following the settlement date or earlier termination of the Foreign Exchange Contract to which same relates.

     1.13. CONDITIONS TO ADVANCE. Prior to the making of the initial Loan hereunder or the issuance of any letter of credit hereunder or the issuance of any Foreign Exchange Contract, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Intellectual Property Security Agreements, the Revolving Note, the Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to the Bank and its counsel.

     Without limiting the foregoing, any Loan or letter of credit issuance or the issuance of any Foreign Exchange Contract (including the initial Loan or letter of credit issuance or Foreign Exchange Contract issuance) is subject to the further conditions precedent that on the date on which such Loan is made or such letter of credit or Foreign Exchange Contract is issued (and after giving effect thereto):

     (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or the Security Agreement shall continue to be correct in all material respects as of the date of such Loan or issuance of such letter of credit or Foreign Exchange Contract, as the case may be.

     (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Loan or issuance of such letter of credit or Foreign Exchange Contract, as the case may be.

     (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

     (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

     Each request by the Borrower for any Loan or for the issuance of a letter of credit or a Foreign Exchange Contract, and each acceptance by the Borrower of the proceeds of any Loan or

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delivery of a letter of credit or a Foreign Exchange Contract, will be deemed a representation and warranty by the Borrower that at the date of such Loan or letter of credit issuance or Foreign Exchange Contract issuance, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this Section 1.13 will be satisfied. Each request for a Revolving Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form reasonably satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing or the requested letter of credit issuance, as the case may be.

     II. REPRESENTATIONS AND WARRANTIES

     2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder and/or issue Foreign Exchange Contracts, the Borrower warrants and represents to the Bank as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and the Intellectual Property Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any facility, sales office or warehouse and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions, as at the date of this letter agreement, being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture.

     (b) At the date of this letter agreement, no Person was known to own, of record or beneficially, 5% or more of any class of outstanding capital stock of the Borrower, except as set forth on item 2.1(b) of the attached Disclosure Schedule. The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

     (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

          (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

          (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

          (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

     (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Material Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could materially hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any other instrument provided for or contemplated by this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any such Material Subsidiary.

     (f) Neither the Borrower nor any of its Material Subsidiaries is in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Material Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

     (g) Except as disclosed on item 2.1(g) of the attached Disclosure Schedule, the Borrower has filed (and has caused each Material Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower or by any such Material Subsidiary. Except as disclosed on said item 2.1(g), all such filed returns, reports and estimates are proper and accurate and the Borrower (or the Material Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. Except as disclosed on said item 2.1(g), no deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

     (h) The Borrower is in compliance with (and each Material Subsidiary of the Borrower is in compliance with) all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Material Subsidiary. Without limiting the foregoing, the Borrower and each such Material Subsidiary has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as planned to be conducted, owned and used.

     (i) The audited financial statements of the Borrower as at March 31, 1998 and the management-generated financial statements of the Borrower as at September 30, 1998, each heretofore delivered to the Bank, fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements. Neither the Borrower nor any of the Borrower's Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid March 31, 1998 financial statements or in the notes thereto that could materially affect the financial condition of the Borrower. Since March 31, 1998, except as set forth on item 2.1(i) of the attached Disclosure Schedule, there has been no material adverse development in the business or condition of the Borrower, and the Borrower has not entered into any transaction other than in the ordinary course.

     (j) The principal place of business and chief executive offices of the Borrower are located at 7 Lopez Road, Wilmington, MA 01887. All of the books and records of the Borrower are located at said address. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are located at any other address. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of each of the premises where any material amount of Collateral is located.

     (k) The Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises ("Intellectual Property") now being used or necessary to conduct its business, all of which are described on item 2.1(k) of the attached Disclosure Schedule. None of the Intellectual Property owned by the Borrower is represented by a registered copyright, trademark, patent or other federal or state registration, except as shown on said item 2.1(k). To the best knowledge of the Borrower, the conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower.

     (l) None of the executive officers or key employees of the Borrower or any of its Material Subsidiaries is subject to any agreement in favor of anyone other than the Borrower (or such Material Subsidiary, as the case may be) which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower (or such Material Subsidiary, as the case may be) or which grants to anyone other than the Borrower (or such Material Subsidiary, as the case may be) any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

     (m) Neither the Borrower nor any of its Material Subsidiaries is a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower or any such Material Subsidiary.

     (n) The Borrower has reviewed the financial reporting, manufacturing, testing and labeling equipment and management information system software which it uses in its business for "Year 2000" compliance and has determined that such software will continue to function in the manner intended without interruption of service or other difficulty resulting from the "Year 2000 problem". The Borrower will, at the request of the Bank, provide such reports and such other information as the Bank may reasonably request in order to evidence such Year 2000 compliance.

     III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

     Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder or any Foreign Exchange Contract issued hereunder shall be outstanding:

     3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Material Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts. The Borrower will qualify to do business and remain qualified and in good standing (and will cause each Material Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Material Subsidiary, as the case may be, maintains any plant, sales office, warehouse or other facility and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Material Subsidiary. The Borrower will comply (and will cause each Material Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Material Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Material Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Material Subsidiary. In addition, and without limitation of the foregoing, the Borrower will comply (and will cause each Subsidiary of the Borrower, whether or not a

Material Subsidiary, to comply) with all applicable laws, rules and regulations relating to environmental protection.

     3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Material Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain (and will cause each Material Subsidiary of the Borrower to maintain), with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower (or such Material Subsidiary, as the case may be) in similar locales.

     3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Material Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Material Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Material Subsidiaries to pay, in a timely manner, all lease obligations, all material trade debt, material purchase money obligations, equipment lease obligations and all of its other material Indebtedness. The Borrower will perform and fulfill (and will cause each of its Material Subsidiaries to perform and fulfill) all material covenants and agreements under any leases of real estate, agreements relating to material purchase money debt, equipment leases and other material contracts. The Borrower will (and will cause each of its Material Subsidiaries to) maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

     3.4. ACCOUNTS. The Borrower will maintain (and will cause each of its Material Subsidiaries to maintain) its principal depository and operating accounts with the Bank. Notwithstanding the immediately preceding sentence, the Borrower and its Subsidiaries may maintain accounts with other banks; provided that the total amount on deposit with such other banks will at no time exceed 25% of the aggregate amount then held by the Borrower and its Subsidiaries in all bank accounts.

     3.5. CONDUCT OF BUSINESS. The Borrower will conduct (and will cause each of its Material Subsidiaries to conduct), in the ordinary course, the business in which it is presently engaged or lines of business reasonably related thereto. The Borrower will not, without the prior written consent of the Bank (which consent shall not be unreasonably withheld), directly or indirectly (itself or through any Subsidiary), enter into any other lines of business, businesses or ventures not reasonably related to the business conducted at the date hereof.

     3.6. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank:

          (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

          (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as such (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer or Vice President of Finance of the Borrower, such balance sheets to be as at the end of each such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date.

          (iii) Within 30 days after the end of each month, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (domestic operations only) and related consolidated and consolidating statements of income, unaudited but prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such monthly statements need not contain footnotes) and certified as such (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer or Vice President of Finance of the Borrower, such balance sheets to be as at the end of each such month and such statements of income to be for such month and for the fiscal year to date.

          (iv) At the time of delivery of each annual, quarterly or monthly statement of the Borrower, a certificate executed by the chief financial officer or Vice President of Finance of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate given as at the end of any fiscal quarter shall also set forth the calculations necessary to evidence compliance with Sections 3.7-3.10 (to the extent then applicable).

          (v) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month and (B) a certificate of the chief financial officer or Vice President of Finance of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank. Notwithstanding the provisions of the immediately preceding sentence, the Borrower may omit the delivery of the aforesaid aging report and Borrowing Base certificate as at the end of any month if there are no Revolving Loans outstanding or letters of credit issued for the account of the Borrower outstanding at the end of such month; provided that if the Borrower omits such delivery as at the end of any month the Borrower will provide to the Bank a current Receivables aging and Borrowing Base certificate prior to requesting any Revolving Loan or letter of credit issuance.

          (vi) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by such accountants.

          (vii) Should any securities of the Borrower be publicly traded or if registration of such securities is being sought, the Borrower will furnish to the Bank, promptly upon same becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders or the holders of debt securities generally, and of each regular or periodic report and any registration statement, prospectus or listing application filed by the Borrower with the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency.

          (viii) As soon as possible and in any event within five days after the Borrower has knowledge or notice of the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

          (ix) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party. The Borrower will also give written notice to the Bank promptly upon the occurrence of any material adverse development in any then-existing litigation involving the Borrower or any such Subsidiary.

          (x) Promptly upon applying for (or upon any Guarantor applying for), or being granted (or any Guarantor being granted), a federal or state registration for any copyright, trademark or patent or purchasing any registered copyright, trademark or patent, written notice to the Bank describing same, together with all such documents as may be required in order to give the Bank a fully perfected first priority security interest in each such copyright, trademark or patent.

          (xi) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Material Subsidiaries or condition, financial or otherwise.

          (xii) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     3.7. DEBT TO WORTH. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with September 30, 1998) on a consolidated basis a Leverage Ratio of not more than 1.0 to 1. As used herein, the "Leverage Ratio", as determined at any date, means the ratio of (x) the total Indebtedness of the Borrower and/or any of its Subsidiaries, taken on a consolidated basis, outstanding at such date to (y) the then consolidated Tangible Net Worth of the Borrower and Subsidiaries.

     3.8. LIQUIDITY. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing September 30, 1998) a ratio of (x) Net Quick Assets to (y) Adjusted Current Liabilities, which ratio shall be not less than
1.25 to 1.

     3.9. PROFITABILITY. The Borrower will achieve annual consolidated Net Income of at least $1.00 for its fiscal year ending March 31, 1999. Moreover, the Borrower will achieve consolidated Net Income of not less than $1.00 for each 12-month period ending as at the end of any fiscal quarter of the Borrower (commencing with June 30, 1999).

     3.10. DEBT SERVICE COVERAGE RATIO. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at March 31, 1999) on a consolidated basis a Debt Service Coverage Ratio of not less than
1.2 to 1. As used herein, "Debt Service Coverage Ratio", as determined as at any date, means the ratio of (x) Adjusted EBITDA of the Borrower and Subsidiaries for the 12-month period ending at such date to (y) the sum of (i) all principal of Indebtedness (including, without limitation, the principal component of any capitalized leases) paid or required to be paid by the Borrower and/or any of its Subsidiaries during such 12-month period to the extent that, on the date when paid or required to be paid, such principal constituted current maturities of long-term debt PLUS (ii) all interest on Indebtedness (including, without limitation, the interest component of any capitalized leases) paid or required to pay or accrued by the Borrower and/or any of its Subsidiaries during such 12-month period. As used herein, "interest" includes all fees and other charges payable with respect to any letters of credit now or hereafter issued by any Person for the account of the Borrower and/or any of its Subsidiaries. As used herein, "Adjusted EBITDA" for any fiscal period means the result of (x) the consolidated EBITDA of the Borrower and Subsidiaries for such fiscal period MINUS (y) all state and federal taxes actually paid by the Borrower and/or any of its Subsidiaries during such fiscal period. Notwithstanding the foregoing, the Borrower need not comply with this Section 3.10 at any time when no Term Loan is outstanding and the within-described facility for Term Loans is no longer in effect.

     3.11. BOOKS AND RECORDS. The Borrower will maintain (and cause each of its Material Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence and during the continuance of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Material Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this Section 3.11. The Bank agrees that it will not exercise its rights of examination and visitation under the immediately preceding sentence more than twice in any given fiscal year unless a Default or Event of Default shall have occurred and be then continuing. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

     3.12. LANDLORD'S WAIVER. Prior to the making of the first Loan the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

     3.13. MATERIAL SUBSIDIARIES. If the Borrower acquires a Material Subsidiary or if any Subsidiary of the Borrower becomes a Material Subsidiary, the Borrower will promptly notify the Bank of same. Promptly following the Material Subsidiary Date for any such Subsidiary, the Borrower will obtain from the relevant Material Subsidiary (if it is a Domestic Material Subsidiary) and deliver to the Bank (i) a guaranty by such Domestic Material Subsidiary of the obligations of the Borrower under this letter agreement, the Notes and the other Loan Documents, (ii) security agreements granting to the Bank a security interest in all assets of such Domestic Material Subsidiary, together with all filings needed to perfect such security interest and appropriate landlord's waivers, (iii) certificates of appropriate governmental authorities as to the legal existence, qualification and good standing of such Domestic Material Subsidiary, (iv) a Secretary's Certificate as to such Domestic Material Subsidiary's charter documents and by-laws, the incumbency and signatures of such Domestic Material Subsidiary's officers, and the resolutions of such Domestic Material Subsidiary's Board of Directors (and, if necessary, stockholders) approving the aforesaid guaranty and security agreements, and (v) an opinion of such Domestic Material Subsidiary's counsel as to the Domestic Material Subsidiary's legal existence, qualification and good standing, such Domestic Material Subsidiary's legal capacity, due corporate approval of the guaranty and the security agreements, enforceability of the guaranty and the security agreements in accordance with their respective terms, no need for third party consents, no breach of other agreements, orders or decrees or of applicable laws, no litigation, perfection of security interest and other matters, all of the documents described in clauses (i)-(v) of this sentence to be satisfactory in form and substance to the Bank. As used herein, a "Domestic Material Subsidiary" is any Material Subsidiary which (i) is incorporated under the laws of any state or other political subdivision of the United States, (ii) has its chief executive offices within the United States, (iii) has a principal place of business within the United States, and/or (iv) has any material amount of assets within the United States.

     IV. NEGATIVE COVENANTS

     Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding or any Foreign Exchange Contract shall be outstanding:

     4.1. INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Material Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

          (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

          (ii) Indebtedness of the Borrower or any Material Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

          (iii) unsecured current liabilities of the Borrower or any Material Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

          (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) plus presently-existing equipment financing permitted under clause (v) of this Section 4.1 will not exceed $500,000 in the aggregate outstanding at any one time, unless the Bank consents in writing to a higher amount, such consent not to be unreasonably withheld;

          (v) other Indebtedness existing at the date hereof, but only to the extent set forth on Item 4.1 of the attached Disclosure Schedule; and

          (vi) any guaranties or other contingent liabilities expressly permitted pursuant to Section 4.3.

     4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Material Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except:

          (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Material Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

          (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

          (iv) Liens in favor of the Bank;

          (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (iv) of
     Section 4.1; provided that no such Lien will extend to any property of the Borrower or any Material Subsidiary other than the specific items of equipment financed; or

          (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on Item 4.2 of the attached Disclosure Schedule.

     4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Material Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) currently existing guaranties described on Item 4.3 of the attached Disclosure Schedule.

     4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank (which consent shall not be unreasonably withheld), make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
provided, however, that the Borrower may, without being deemed to be in violation of this Section 4.4, issue and repurchase its securities, including, without limitation, the adoption of shareholder rights plans, stock splits and reverse stock splits and stock repurchases so long as at the time of any such action and after giving effect thereto (1) no Default or Event of Default then exists or would result therefrom and (2) the total cash expenditures for purposes referred to in this PROVISO will not, without the prior written consent of the Bank (which consent shall not be unreasonably withheld), exceed (i) $2,000,000 in the aggregate during the term of this letter agreement for stock repurchases (such stock repurchases to be permitted if and only if at the time of each such stock repurchase and after giving effect thereto the Borrower has a Net Cash Balance (defined below) of at least $5,000,000) nor (ii) $500,000 for all other purposes during the term of this letter agreement. As determined at any time, the Borrower's "Net Cash Balance" is the result of (i) the Borrower's total cash and cash-equivalents at such time, MINUS (ii) the aggregate principal amount of Revolving Loans then outstanding.

     4.5. LOANS AND ADVANCES. The Borrower will not make any loans or advances (and will not permit any of its Subsidiaries to make any loans or advances) to any Person, including, without limitation, the Borrower's directors, officers and employees without the prior written consent of the Bank (such consent not to be unreasonably withheld), except (i) advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which will not exceed, in the aggregate, $200,000 outstanding at any one time; and
(ii) loans to Subsidiaries; provided that the total of (1) all loans made to Subsidiaries after the date hereof, PLUS (2) all amounts expended for acquisitions as described in Section 4.7 below, PLUS (3) all other amounts invested in Subsidiaries after the date hereof will not exceed $250,000.

     4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent (which consent will not be unreasonably withheld), invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities, (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this Section 4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits with or certificates of deposit issued by any United States commercial bank having more than $100,000,000 in capital, (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to Section 4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries, (vii) stock repurchases expressly permitted under Section 4.4 above and investments expressly permitted by the second sentence of Section 1.10 above, and (viii) other existing investments described in Item 4.6(viii) of the attached Disclosure Schedule.

     4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will not, without the prior written consent of the Bank (which consent will not be unreasonably withheld), form or acquire any Subsidiary or make (directly or indirectly) any other acquisition of the stock of any Person or of all or substantially all of the assets of any other Person, except as otherwise expressly permitted by Section 1.10, Section 4.4 and Section 4.6. The Borrower will not become a partner in any partnership (and will not permit any Subsidiary to do so) if the result of such partnership is that any Person other than the Borrower (or such Subsidiary, as the case may be) has the power to incur any Indebtedness on behalf of the Borrower (or such Subsidiary, as the case may be) or to encumber or dispose of any assets of the Borrower (or such Subsidiary, as the case may be).

     4.8. MERGER. The Borrower will not (and will not permit any of its Material Subsidiaries to) merge or consolidate with any Person or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course and the disposal of obsolete or surplus equipment in the ordinary course.

     4.9. AFFILIATE TRANSACTIONS. The Borrower will not (and will not permit any of its Material Subsidiaries to) enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business (or such Material Subsidiary's business, as the case may be) and upon fair and reasonable terms no less favorable to the Borrower (or such Material Subsidiary, as the case may be) than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this Section 4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower or any Material Subsidiary at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary, nor to prevent payments to any officer or director in accordance with a duly authorized employee compensation plan or any severance rights plans which would lead to the payments upon a change in control of the Borrower, nor to prevent reasonable increases in amounts payable under any such employee compensation plans and/or severance rights plans. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

     4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive offices or principal place of business from the address described in the first sentence of Section 2.1(j) above, nor will the Borrower remove any books or records from such address, nor will the Borrower keep any of its Collateral at any location other than as described in said Section 2.1(j) without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder. Without limitation of the foregoing, the Borrower will not make any change in its current capital structure except as expressly permitted by Section 4.4 without the prior written consent of the Bank, such consent not to be unreasonably withheld.

     4.11. HAZARDOUS WASTE. Except as provided below, the Borrower will not dispose of (or permit any Subsidiary to dispose of) or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

     4.12. NO MARGIN STOCK. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

     V. DEFAULT AND REMEDIES

     5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

     (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note or the Term Note on or before the date when due and such failure shall continue uncured for two Business Days after such due date; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit or any Foreign Exchange Contract now or hereafter issued by the Bank and such failure shall continue uncured for two Business Days after such due date; or

     (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or any letter of credit or any Foreign Exchange Contract shall at any time prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of Sections 3.1, 3.3, 3.7, 3.8, 3.9 or 3.10 or Article IV; or

     (d) The Borrower shall fail to perform or observe any agreement or obligation under Section 3.6 and such failure shall continue uncured for 10 days; or

     (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

     (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

     (g) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of the Borrower or any Material Subsidiary of the Borrower in excess of $1,000,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $1,000,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which then currently permits the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

     (h) The Borrower shall be dissolved, or the Borrower or any Material Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Material Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Material Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Material Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Material Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

     (i) Any attachment, execution or similar process relating to a sum in excess of $50,000 shall be issued or levied against any of the property of the Borrower or any Material Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

     (j) Any final uninsured judgment (other than a final judgment in the litigation disclosed on Item 2.1(e) of the attached Disclosure Schedule) in excess of $250,000 shall be entered against the Borrower or any Material Subsidiary of the Borrower by any court of competent jurisdiction and shall remain unpaid or unstayed for 30 days; or

     (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

     (l) The Security Agreement, any Guaranty or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect or any event of default shall exist under any Guaranty; or

     (m) The security interests and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement and/or any of the Guarantors' Security Agreements shall for any reason (other than written release by the Bank or due to any failure by the Bank to file appropriate continuation statements or other failure by the Bank to perfect or maintain perfection not resulting from the Borrower's or any Guarantor's failure to deliver any documents or take any action requested by the Bank for this purpose) not be fully perfected liens and security interests; or

     (n) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder) other than by one or more of the Persons listed on item 5.1(n) of the attached Disclosure Schedule; or

     (o) Either or both of Michael Hone and/or Donald Peck shall for any reason not be an executive officer of the Borrower actively involved in the management of the Borrower, unless promptly replaced as such executive officer by another individual of similar expertise and experience and reasonably acceptable to the Bank (and this clause will then become applicable to each such other individual); provided that the Bank will waive so much (and only so much) of this clause as requires the replacement executive officer to be reasonably acceptable to the Bank as long as one of Michael Hone or Donald Peck remains an executive officer of the Borrower actively involved in the management of the Borrower.

     5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

     (a) Declare the entire unpaid principal amounts of the Revolving Note and the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement and all other Indebtedness of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

     (b) Terminate the revolving financing arrangements, the Term Loan facility, the letter of credit facility and the facility for Foreign Exchange Contracts provided for by this letter agreement.

     (c) Exercise all rights and remedies hereunder, under the Revolving Note, under the Term Note, under the Security Agreement, under the Intellectual Property Security Agreements, under the Guaranties (if any), under the Guarantors' Security Agreements (if any) and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

     5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     5.4. LETTERS OF CREDIT. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

     5.5. SHAREHOLDER LITIGATION. Notwithstanding anything in the Loans Documents to the contrary, any order, judgment, lien, settlement or other action arising out of the securities litigation listed on item 2.1(e) of the attached Disclosure Schedule shall not constitute an Event of Default, so long as (i) same was fully reserved for on the books of the Borrower at the date of this letter agreement and (ii) no violation of any of the financial covenants (Sections 3.7-3.10) results therefrom.

     VI. MISCELLANEOUS

     6.1. COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder or any Foreign Exchange Contract and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents to be delivered in connection with any Obligation. Unless disputed in good faith, any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from that date which is 30 days after the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) four (4%) percent PLUS (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

     6.2. COMMITMENT FEES. The Borrower agrees to pay to the Bank with respect to the within arrangements for Revolving Loans, on the last day of each calendar quarter (commencing on December 31, 1998) as long as the within-described revolving loan arrangements are in effect and on the Expiration Date or date of earlier termination of such Revolving Loan arrangements, a non-refundable commitment fee computed quarterly in arrears on the daily average unused portion of the Bank's total revolving commitment during the calendar quarter (or partial calendar quarter) then ended. Such commitment fee will be payable at a rate of 0.5% per annum based on such unused portion of the Bank's total revolving commitment and will be appropriately prorated for any partial calendar quarter. As used herein, the Bank's "total revolving commitment" will be deemed to be $3,500,000 and the "unused portion" on any day means that amount by which (x) said $3,500,000 exceeds (y) the total of (1) the aggregate principal amounts of the Revolving Loans outstanding at that day and (2) the then total undrawn amounts of all letters of credit issued hereunder and then outstanding, whether such excess results from the Bank not making Revolving Loans or issuing letters of credit up to said $3,500,000 amount, from the repayment of Revolving Loans or the termination of letters of credit or from any other circumstance. In addition, if the within-described revolving financing arrangements are cancelled or terminated prior to the end of any calendar quarter by the Borrower for any reason or by the Bank due to the Borrower's default, the Borrower shall forthwith upon such cancellation or termination pay to the Bank a sum equal to all of the commitment fees which would have become due, absent such cancellation or termination, pursuant to the immediately preceding three sentences with respect to the period beginning on the date of such cancellation or termination and continuing through the end of such calendar quarter, assuming, for the purposes of this calculation, that no Revolving Loans or letters of credit would be outstanding during such period. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

     6.3. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or in any such other agreement.

     6.4. GOVERNING LAW. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

     6.5. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

          If to the Borrower:

          Centennial Technologies, Inc.
          7 Lopez Road
          Wilmington, MA  01887
          Attention:  Donald R. Peck, Secretary, Treasurer and General Counsel

          If to the Bank:

          Fleet National Bank
          High Technology Division
          Mail Code:  MA OF D07A
          One Federal Street
          Boston, MA  02110
          Attention:  Scott D. Wheelock, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective two (2) days after deposit in the United States mails, if sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand delivered, same shall be effective upon receipted delivery.

     6.6. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or any letters of credit issued hereunder; provided that the Bank will not make such an assignment to any Person whom the Bank knows to be a direct competitor of the Borrower. Without limitation of the foregoing generality,

          (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of any Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

          (ii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

     The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank, together with the payment described in the penultimate sentence of
Section 6.2; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

     6.7. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this Section 6.7 or as otherwise permitted by law.

     The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this
Section 6.7 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 6.5 or (ii) by serving a copy thereof upon it at its address set forth in Section 6.5.

     6.8. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

     6.9. REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor.

     6.10. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Notes or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by any Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this Section 6.10 shall control every other provision of this letter agreement and of each Note.

     6.11. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE LOANS AS CONTEMPLATED HEREIN.

     VII. DEFINED TERMS

     7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

     "Adjusted Current Liabilities" - All Current Liabilities of the Borrower and/or any of its Subsidiaries, taken on a consolidated basis, other than those Current Liabilities (not in excess of $1,200,000 in the aggregate) which represent accrued liabilities of the Borrower in connection with certain claims made by plaintiffs in a class action securities litigation filed as IN RE WEBSECURE, INC.

     "Aggregate Revolving Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, PLUS (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, PLUS (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

     "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to Section 1.8 or Section 1.9 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute PRIMA FACIE evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the period of time to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

     "Borrowing Base" - At any time, 80% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding.

     "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

     "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be a Capital Expenditure in the year such asset is first leased.

     "COF Interest Rate" - As to any COF Loan for any period of time, that per annum rate of interest which is determined by the Bank to represent the sum of
(i) the COF Rate applicable to the relevant period of time for the relevant principal amount as amortized over such period of time PLUS (ii) 3.5% per annum.

     "COF Loan" - All or any portion of a Term Loan which bears interest at a COF Interest Rate.

     "COF Rate" - As to any principal amount and for any period of time, that per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities of a similar principal amount and for a similar period of time, adjusted for reserve requirements and for such other requirements as may from time to time be imposed by federal, state or local governmental and/or regulatory agencies, all as determined from time to time in its sole discretion by the Bank's treasury group.

     "Collateral" - All of the following: (i) property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement or in Subsection 7.2(b) below, and (ii) all property now or hereafter owned by any Guarantor or in which such Guarantor now or hereafter has any interest which is described as "Collateral" in any of the Guarantors' Security Agreements.

     "Current Liabilities" - All liabilities of the Borrower and/or any of its Subsidiaries which are properly shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles consistently applied, including, without limitation, all capitalized lease payments and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. "Current Liabilities" shall also and in any event be deemed to include the Revolving Loans.

     "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

     "Domestic Material Subsidiary" - As defined in Section 3.13.

     "EBITDA" - For any fiscal period, the consolidated Net Income (or consolidated Net Loss, expressed as a negative number) of the Borrower and its Subsidiaries for such period, PLUS, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an AD VALOREM property tax or a sales or excise tax) paid or accrued with respect to such period and actually deducted on the consolidated books of the Borrower for the purposes of computation of such consolidated Net Income (or such consolidated Net Loss, as the case may be) for the fiscal period involved, (ii) the consolidated Interest Expense paid or accrued by the Borrower and/or any of its Subsidiaries for such fiscal period and actually deducted on the consolidated books of the Borrower for the purposes of computation of such consolidated Net Income (or such consolidated Net Loss, as the case may be) for the fiscal period involved, and (iii) the amount of the provision for depreciation and/or amortization expense actually deducted on the consolidated books of the Borrower for the purposes of computation of such consolidated Net Income (or such consolidated Net Loss, as the case may be) for the period involved.

     "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" - As defined in Section 5.1 of this letter agreement.

     "Expiration Date" - October 1, 1999, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

     "Floating Rate" - As defined in Section 1.6 of this letter agreement.

     "Floating Rate Term Loan" - All or any portion of a Term Loan which bears interest calculated by reference to the Prime Rate.

     "Foreign Exchange Contract" - As defined in Section 1.12 of this letter agreement.

     "Guaranties" - Collectively, each of the guaranties (if any) from time to time given by any Domestic Material Subsidiary pursuant to Section 3.13.

     "Guarantors" - Collectively, each of the Domestic Material Subsidiaries which gives, or is required to give, a Guaranty pursuant to Section 3.13.

     "Guarantors' Security Agreements" - Collectively, each of the security agreements (if any) from time to time given by any Domestic Material Subsidiary pursuant to Section 3.13.

     "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any COF Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

     "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "Interest Expense" - With respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of any swap agreement or other hedging agreement and any letters of credit) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any liabilities incurred in connection with capital leases allocable to interest expense, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

     "Loan" - Any Revolving Loan or any Term Loan.

     "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Note, the Security Agreement, the Intellectual Property Security Agreements, any Guaranties, any Guarantors' Security Agreements and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any of the letters of credit issued hereunder or to any Foreign Exchange Contract issued hereunder, all whether now existing or hereafter arising or entered into.

     "Material Subsidiary" - Collectively, (i) Centennial Technologies International Limited and (ii) any Subsidiary of the Borrower, now existing or hereafter created or arising, as to which a Material Subsidiary Date occurs at any time after the date of this letter agreement, without regard to any subsequent change in the assets or revenues of such Subsidiary.

     "Material Subsidiary Date" - As to each Subsidiary of the Borrower, now existing or hereafter created or arising, that date on which either or both of the following shall occur: (i) the total assets of such Subsidiary (valued in accordance with generally accepted accounting principles consistently applied) are equal to or greater than 5% of the total consolidated assets (valued in accordance with generally accepted accounting principles consistently applied) of the Borrower and Subsidiaries and/or (ii) the net revenues (exclusive of any extraordinary items) of such Subsidiary for any fiscal quarter are equal to or greater than 5% of the total consolidated net revenues (exclusive of any extraordinary items) of the Borrower and Subsidiaries for such fiscal quarter.

     "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $3,500,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

     "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

     "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

     "Notes" - Collectively, the Revolving Note and the Term Note.

     "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

     "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" - An individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Qualified Receivables" - Only those Receivables of the Borrower which arise out of BONA FIDE sales made to customers of the Borrower (which customers are located in the United States and are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the respective invoice dates of such Receivables, the payment of which is not in dispute. (Notwithstanding the provisions of the immediately preceding sentence, the Borrower may include within Qualified Receivables any Receivable which meets all of the criteria set forth in this definition to be a Qualified Receivable except that the relevant customer is located outside the United States; provided that such Receivable is covered by credit insurance in form and substance satisfactory to the Bank and issued by a credit insurer satisfactory to the Bank.) Subject to the immediately preceding sentence, any Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first priority security interest in such Receivable;
(ii) if such Receivable is not free and clear of all adverse interests in favor of any other Person; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition; (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not properly invoiced at the date of sale; (vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby or with respect to any other Receivable due from said customer to the Borrower; (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or has effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days; (ix) if such Receivable is owed by the United States government or any agency or department thereof (unless assigned to the Bank under the Federal Assignment of Claims Act); or (x) if the Bank reasonably believes that collection of such Receivable is insecure or that it may not be paid by reason of financial inability to pay or otherwise, or that such Receivable is not for any reason suitable for use as a basis for borrowing hereunder.

     "Qualifying Equipment" - Equipment purchased by the Borrower within 30 days prior to the date of the Term Loan borrowing relating thereto (or 45 days prior to the date of this letter agreement in the case of the first Term Loan) for use in the Borrower's business which meets all of the following criteria: (i) such equipment consists of one of the items shown on the Equipment List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the Borrower's Wilmington, MA premises and has become fully operational, (iii) the Borrower has paid in full for each item of such equipment (or will promptly pay for same from the proceeds of the relevant Term Loan) and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank), and (iv) the Bank has a fully perfected first security interest in such equipment.

     "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

     "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

     "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer, employee or other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

     Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     7.2. SECURITY AGREEMENT. (a) The Borrower acknowledges and agrees that the "Obligations" described in and secured by the Security Agreement include, without limitation, all of the obligations of the Borrower under the Revolving Note, the Term Note and/or this letter agreement, as well as all obligations of the Borrower in respect of any letters of credit now or hereafter issued by the Bank for the account of the Borrower and/or in respect of any Foreign Exchange Contract.

     (b) The Security Agreement is hereby modified to provide as follows:

          (i) That the "Collateral" subject thereto includes, without limitation and in addition to the Collateral described therein, all of the Borrower's files, books and records (including, without limitation, all electronically recorded data) all whether now owned or existing or hereafter acquired, created or arising. The Borrower hereby grants to the Bank a security interest in all such Collateral in order to secure the full and prompt payment and performance of all of the Obligations.

          (ii) That, upon the occurrence of any Event of Default, the Bank may, at any time, without further notice to the Borrower, notify account debtors that the Collateral has been assigned to the Bank and that payments by such account debtors shall be made directly to the Bank. At any time after the occurrence of an Event of Default, the Bank may collect the Borrower's Receivables, or any of same, directly from account debtors and may charge the collection costs and expenses to the Borrower.

     This letter agreement is executed, as an instrument under seal, as of the day and year first above written.


                                    Very truly yours,

                                    CENTENNIAL TECHNOLOGIES, INC.



                                    By
                                      -----------------------------------------
                                      Name:
                                      Title:

Accepted and agreed:

FLEET NATIONAL BANK


By
  -----------------------------
  Its

                               DISCLOSURE SCHEDULE


Item 2.1(a)    Jurisdictions in which Borrower is qualified; Subsidiaries

Item 2.1(b)    5% Stock ownership

Item 2.1(e)    Litigation

Item 2.1(g)    Tax Filings

Item 2.1(i)    Transactions not in ordinary course

Item 2.1(j)    Record owners of premises in which Collateral is located

Item 2.1(k)    Intellectual Property

Item 4.1       Existing Indebtedness

Item 4.2       Existing Liens

Item 4.3       Existing Guaranties

Item 4.6(viii) Existing Investments

Item 5.1(n)    Permitted 50% Stockholders